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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                                AirGate PCS, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    009367103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 12, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 10 Pages
                          Exhibit Index Found on Page 9

                                       13G
===================
CUSIP No. 009367103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lonestar Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      340,903
                       --------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     340,903
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            340,903
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 2 of 10 Pges

                                       13G
===================
CUSIP No. 009367103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lonestar Capital Management LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      340,903
                       --------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     340,903
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            340,903
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                               Page 3 of 10 Pges

                                       13G
===================
CUSIP No. 009367103
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jerome L. Simon
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      340,903
                       --------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     340,903
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            340,903
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN, HC
------------====================================================================

                               Page 4 of 10 Pges

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  AirGate PCS, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  Harris Tower, 233 Peachtree St. NE, Suite 1700, Atlanta, Georgia 30303

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the shares is 009367103.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

              (i) Lonestar Partners, L.P.
                  -----------------------

                  Lonestar  Partners,   L.P.,  a  Delaware  limited  partnership
                  ("Lonestar"), with respect to the Shares held by it.

             (ii) Lonestar Capital Management LLC
                  -------------------------------

                  Lonestar Capital Management LLC, a Delaware limited liability company ("LCM"), the investment adviser to and general partner of Lonestar, with respect to the Shares held by Lonestar.

            (iii) Jerome L. Simon
                  ---------------

                  Jerome L. Simon ("Simon"), the manager and sole member of LCM, with respect to the Shares held by Lonestar.

         The citizenship of each of Lonestar and LCM is set forth above. Simon is a United States citizen. The address of the principal business and principal office of the Reporting Persons is One Maritime Plaza, 11th Floor, San Francisco, California 94111.

                               Page 5 of 10 Pges

Item 3.  If  This  Statement  Is  Filed  Pursuant  To Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ---

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for Lonestar are owned directly by Lonestar. LCM, as general partner and investment adviser to Lonestar, may be deemed to be the beneficial owner of all such Shares owned by Lonestar. Simon, as the manager and sole member of LCM, may be deemed to be the beneficial owner of all such Shares held by Lonestar. Each of LCM and Simon hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         As of the date of this filing, the Reporting Persons own less than 5% of the outstanding Shares, based on a Share outstanding number of 11,760,942 Shares as reported by the Company. As of February 12, 2004 (the trigger date for this filing), the Reporting Persons had owned more than 5% of the then-outstanding Shares. Due to additional Shares issued by the Company on or about February 20, 2004 as part of its recapitalization plan, the percentage of Shares owned by the Reporting Persons as of such date decreased to less than 5%. For information regarding the Company's recapitalization plan, see the Form 8-K filed by the Company with the Securities and Exchange Commission on February 12, 2004.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

                               Page 6 of 10 Pges

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pges

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 23, 2004


LONESTAR PARTNERS, L.P.                          LONESTAR CAPITAL MANAGEMENT LLC

By:    Lonestar Capital Management LLC,
       its General Partner                     By:   /s/ Jerome L. Simon
                                                   -----------------------------
                                                      Name: Jerome L. Simon
        By:   /s/ Jerome L. Simon                     Title: Manager
            -----------------------------
              Name: Jerome L. Simon
              Title: Manager

                                                     /s/ Jerome L. Simon
                                                   -----------------------------
                                                      Jerome L. Simon



                               Page 8 of 10 Pges

                                  EXHIBIT INDEX


EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)






                               Page 9 of 10 Pges

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 23, 2004


LONESTAR PARTNERS, L.P.                          LONESTAR CAPITAL MANAGEMENT LLC

By:    Lonestar Capital Management LLC,
       its General Partner                     By:   /s/ Jerome L. Simon
                                                   -----------------------------
                                                      Name: Jerome L. Simon
        By:   /s/ Jerome L. Simon                     Title: Manager
            -----------------------------
              Name: Jerome L. Simon
              Title: Manager

                                                     /s/ Jerome L. Simon
                                                   -----------------------------
                                                      Jerome L. Simon



                               Page 10 of 10 Pges